Exhibit 5







                                   October 31, 1997


Board of Directors
NORTEK, INC.
50 Kennedy Plaza
Providence, RI 02903

Ladies and Gentlemen:

      This opinion is rendered to you in connection with the proposed issue by Nortek, Inc. (the "Company") of up to 480,000 shares in the aggregate which may be shares of its Common Stock, $1.00 par value, or shares of its Special Common Stock, $1.00 par value (the "Shares"), together with such Preference Stock Purchase Rights as may be issued in connection with the Common Stock pursuant to the provisions of the Second Amended and Restated Rights Agreement dated as of April 1, 1996, (the "Rights Agreement"), between the Company and State Street Bank and Trust Company, as Rights Agent (the "Rights"), covered by the Registration Statement referred to below. The Shares are to be issued in accordance with the terms of stock options and other awards granted pursuant to the Company's 1997 Equity and Cash
Incentive  Plan  and  1997 Stock Option Plan  for  Directors  (the
"Plans").

     I am Vice President and General Counsel of the Company and am familiar with the proceedings taken from time to time in connection with issues of the Company's capital stock, and the adoption of the Plans. I have examined such certificates, records, documents and papers and I have deemed necessary for the purposes of this opinion, including a copy of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission contemporaneously herewith.
Board of Directors
October 31, 1997
Page two




      Based upon the foregoing, I am of the opinion that when duly executed certificates representing the Shares have been issued against receipt of the agreed consideration therefor in accordance with the terms of the stock options and other awards granted pursuant to the terms of the Plans, the Shares will have been validly issued and will be fully paid and nonassessable. I am further of the opinion that any Rights issuable in accordance with the terms of the Rights Agreement will be validly issued with no additional consideration required to be paid therefor under the terms of the Rights Agreement.

      I hereby consent to the Company's filing of this opinion as an exhibit to the above-mentioned Registration Statement and amendments thereto.

                          Very truly yours,

                          NORTEK, INC.


                          /s/Kevin W. Donnelly
                          Kevin W. Donnelly
                          Vice President, General Counsel
                          & Secretary